FILED PURSUANT TO RULE 433

File No. 333-270327

CITIGROUP INC.

$3,000,000,000

4.542% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2030

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	September 12, 2024

Settlement Date:	September 19, 2024 (T+5 days)

Maturity:	September 19, 2030

Par Amount:	$3,000,000,000

Treasury Benchmark:	3.625% due August 31, 2029

Treasury Price:	$100-23+

Treasury Yield:	3.462%

Re-offer Spread to Benchmark:	T5+108 bp

Re-offer Yield:	4.542%

Fixed Rate Coupon & Payment Dates:

4.542% per annum, payable semiannually in arrears on each March 19 and September 19, beginning on March 19, 2025, from, and including, the Settlement Date to, but excluding, September 19, 2029 (the “fixed rate period”).

Following business day convention during the fixed rate period. Business days during fixed rate period New York.

Floating Rate Coupon & Payment Dates:

From, and including, September 19, 2029 (the “floating rate period”), an annual floating rate equal to SOFR (as defined in the Issuer’s base prospectus dated March 7, 2023 (the “Prospectus”) and compounding daily over each interest period as described in the Prospectus) plus 1.338%, payable quarterly in arrears, on the second business day following each interest period end date, beginning on December 21, 2029 and ending at Maturity or any earlier redemption date. An “interest period end date” means the 19th of each March, June, September and December, beginning on December 19, 2029 and ending at Maturity or any earlier redemption date.

Modified following business day convention during the floating rate period. Business days during floating rate period New York and U.S. Government Securities Business (as defined in the Prospectus).

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$2,990,250,000 (before expenses)

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

CITIGROUP INC.

$3,000,000,000

4.542% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2030

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after March 19, 2025 (or if additional notes are issued after September 19, 2024, beginning six months after the issue date of such additional notes) and prior to September 19, 2029 at a redemption price equal to the greater of (i) the make-whole amount (as described in the Prospectus) and (ii) 100% of the principal amount of the notes being redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the date of redemption. The make-whole spread to be added to the Treasury Rate (as defined in the Prospectus) will equal 20 basis points.

We may redeem the notes, at our option, (i) in whole, but not in part, on September 19, 2029, or (ii) in whole at any time or in part from time to time, on or after August 19, 2030 at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption. SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to a redemption date and Maturity.

Redemption for Tax Purposes:

We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Sinking Fund:	Not applicable

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	17327C AT0

ISIN:	US17327CAT09

Sole Book Manager:	Citigroup Global Markets Inc.

Senior Co-Managers:

Banco de Sabadell, S.A.

Barclays Capital Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

Commerz Markets LLC

Deutsche Bank Securities Inc.

MUFG Securities Americas Inc.

NatWest Markets Securities Inc.

Nomura Securities International, Inc.

PNC Capital Markets LLC

RB International Markets (USA) LLC

RBC Capital Markets, LLC

Roberts & Ryan, Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

CITIGROUP INC.

$3,000,000,000

4.542% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2030

Junior Co-Managers:

American Veterans Group, PBC

ANZ Securities, Inc.

Bank of China Limited, Singapore Branch

BNY Mellon Capital Markets, LLC

Cabrera Capital Markets LLC

CIBC World Markets Corp.

Citizens JMP Securities, LLC

Commonwealth Bank of Australia

DBS Bank Ltd.

Desjardins Securities Inc.

Drexel Hamilton, LLC

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Independence Point Securities LLC

Intesa Sanpaolo IMI Securities Corp.

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

M&T Securities, Inc.

Macquarie Capital (USA) Inc.

Mischler Financial Group, Inc.

Mizuho Securities USA LLC

nabSecurities, LLC

National Bank of Canada Financial Inc.

Natixis Securities Americas LLC

Oversea-Chinese Banking Corporation Limited

Penserra Securities LLC

Regions Securities LLC

Security Capital Brokerage, Inc.

SG Americas Securities, LLC

Truist Securities, Inc.

UBS Securities LLC

UniCredit Capital Markets LLC

Westpac Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-270327. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.